Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
NOVEMBER 8, 2012	NYSE MKT: GORO

GOLD RESOURCE CORPORATION SETTLES CONCENTRATE DISPUTE;

TO RESTATE FIRST AND SECOND QUARTER FINANCIAL STATEMENTS

COLORADO SPRINGS – November 8, 2012 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today announced it has reached a settlement in the dispute with its concentrate buyer. Gold Resource Corporation is a low-cost gold producer with operations in southern Mexico. The Company has returned over $63 million to shareholders in monthly dividends since declaring commercial production July 1, 2010 and may be the first company offering shareholders the option to convert their cash dividends into physical gold or silver.

On October 17, 2012, the Company announced in its third quarter preliminary production results press release that a dispute arose with its metal concentrate buyer over net adjustments to its final invoices relating to approximately 2,300 ounces gold equivalent attributable to certain concentrate sales. The settlement requires the buyer to accept the Company’s provisional assays taken prior to shipment of its metal concentrates for April, May and June 2012 for final invoice and payment, but not the provisional assays relating to February and March 2012, for which gold equivalent ounces of approximately 1,800 will not be paid. As a result, the Company will restate its first and second quarter 2012 financial statements to reflect a net reduction to revenues of approximately $3.7 million for the six months ended June 30, 2012, of which $3.0 million represents the cash settlement with the buyer and $0.7 million represents a non-cash derivative adjustment. Due to the work involved on the restatement, the Company anticipates it will file a request for an extension of time to file its third quarter report on Form 10-Q.

Typical invoicing of concentrates between the Company and its buyer begins with a provisional invoice using the Company’s sampling and assaying results to calculate a provisional invoice and payment of 90% of that provisional invoice with the balance due upon agreement of final invoice. Upon arrival at the buyer’s facilities, another concentrate sample is taken and distributed for assays to determine the final sales price of the shipment. During the third quarter of 2012, management first became aware of a problem concerning significant variances between the Company’s internal laboratory results and the external assay results used to determine final invoice and payment. The process for reaching final settlement of open invoices takes a minimum of 2 months and upwards of 3 to 5 months if there is a discrepancy between assay results and the use of independent third party assays known as “umpire assays” is required. The difference between the provisional payment when the concentrates are shipped and the final sales price is adjusted in a future period when the final invoice is settled between the Company and the buyer.

Upon discovery of the large variances between the Company’s internal preliminary assays and the buyer’s assays from samples obtained at the concentrate yard, management conducted an investigation to determine the cause of the discrepancies and disputed any payment adjustments that were due from invoices where large variances had been identified. The results of the investigation showed that there were significant issues with controls and security at the buyer’s concentrate yard that may have compromised and affected various concentrate samples; however, the buyer has asserted defenses that other unrelated factors may have affected the Company’s concentrate samples. As a result of the findings of the Company’s investigation, and in an effort to move its commercial relationship forward, the Company and the buyer discussed these issues and the buyer agreed to the settlement described above.

Although the buyer fully compensated the Company for mishandling of certain concentrates, during the course of the investigation, the Company concluded that there was an internal control deficiency in its concentrate sales process that did not prevent or detect on a timely basis the material variance between preliminary assay samples of the concentrates taken at the mine site with those assay samples taken at the buyer’s warehouse. This deficiency constitutes a material weakness in the Company’s controls over financial reporting, which will require us to restate our first and second quarter financial statements for 2012. Management took immediate action to put forth a remediation plan to correct the internal control deficiency and believes the internal control deficiency has been remediated.

Management believes the settlement is in the best interest of the Company considering the terms of its sales contract with its concentrate buyer and the disadvantages of protracted litigation. To mitigate any potential future issues concerning the sampling and assaying process of its shipments, the Company has instituted additional security, including using its own representatives to accompany and remain with all shipments until samples of the concentrates have been obtained at the buyer’s concentrate yard to ensure chain of custody and proper sampling. Since implementing this additional security, there has been no material variance between the Company’s preliminary assays and the buyer’s final assays. In addition, the concentrate buyer has demonstrated and assured the Company that it has improved its controls concerning security, handling and sampling of the Company’s concentrates. The Company will make a decision in the near future whether to retain a new concentrate purchaser.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 52,742,198 shares outstanding, no warrants and no debt. Gold Resource Corporation may be the only Company to offer its shareholders a dividend option to obtain physical gold or silver in addition to cash. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com